Exhibit 99.1

ThermoGenesis Holdings Announces Financial Results for the Second Quarter Ended June 30, 2020 and Provides Corporate Update

Conference Call to be Held Today at 1:30 p.m. PT/4:30 p.m. ET

RANCHO CORDOVA, Calif., Aug. 14, 2020 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today announced financial and operating results for the second quarter ended June 30, 2020 and provided a corporate strategic update.

Second Quarter and Subsequent Achievements:

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In April 2020, the Company’s 19%-owned joint venture, ImmuneCyte, acquired worldwide intellectual property for development of fully human antibody therapeutics for COVID-19, including four high-affinity monoclonal antibody drug candidates against SARS-CoV-2 and tools for screening and quantifying efficacy of such neutralizing antibodies. Results of the research related to these neutralizing antibody therapeutics were published in an article entitled, “Cross-neutralization antibodies against SARS-CoV-2 and RBD mutations from convalescent patient antibody libraries,” in bioRxiv in June 2020.

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On June 4, at the 2020 annual stockholder meeting, the Company received majority stockholder approval to authorize a new class of non-voting class B common stock. The Company intends to issue shares of the class B common stock to existing stockholders as a dividend payout. The class B common stock will be publicly traded under a separate ticker from its current class of common stock. The Company intends to use the class B shares as a vehicle to assist with future strategic acquisitions. The timing of the dividend will be determined by the Company at a later date.

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On June 11, the Company filed patent applications for a point-of-care device which improves the speed and accuracy of its lateral flow immunoassays (LFIA) to detect COVID-19 IgM and IgG antibodies from a single drop of blood.

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On June 23, Corning Incorporated’s Life Sciences Division began the commercial launch of the Company’s X-SERIES® cell processing platform under the ThermoGenesis® and Corning® dual brand, as part of the previously announced global distribution agreement.

●	On June 29, the Company was added to the Russell Microcap® Index.
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On August 11, the Company entered into a supply agreement with BioHit Healthcare (Hefei) Co., Ltd., to market, under the ThermoGenesis brand, its SARS-CoV-2 IgM/IgG Antibody Test Kit, which has already received Emergency Use Authorization (EUA) from the U.S. Food and Drug Administration (FDA). Marketing activities are expected to begin on August 17, 2020.

“During the last few months, we adapted our strategy to develop and market a range of solutions to fight the global pandemic,” stated Chris Xu, Ph.D., Chief Executive Officer of ThermoGenesis. “Notably, we contracted with a new manufacturer for a SARS-CoV-2 (COVID-19) IgM/IgG Antibody Test Kit which has already obtained EUA designation from the FDA and look forward to begin marketing next week. We plan to further differentiate this kit with the addition of a lateral flow immunoassay cartridge testing kit reader, now in the final stages of development, which is designed to improve the speed and accuracy of the COVID-19 antibody assay. Our research team has already filed a number of key patent applications around the reader, which allows for big data analysis, which we believe will be essential information as we continue to re-open our society and our economy.”

Dr. Xu continued, “Also of note, was the commercial launch of our proprietary X-SERIES cell processing platform by our global distributor, Corning Life Sciences, under the ThermoGenesis and Corning® dual brand. We remain committed to expanding our robust product line of automated cellular processing tools and services to become a market leader for cell banking and cell therapies, which will sustain our growth beyond this COVID-19 pandemic.”

Jeff Cauble, Chief Financial Officer of ThermoGenesis, added, "The second quarter marked one of our best quarters for CAR-TXpress™ sales, up $400,000 from the prior period. This is an encouraging indication of the strength of Corning’s distribution and their ability to expand the market penetration for this product line. While this improvement was offset by a reduction in revenues for our other product lines as a result of the COVID-19 pandemic, we expect sales to return to prior levels as the health emergency subsides.”

Financial Results for the Quarter Ended June 30, 2020

Net revenues. Net revenues for the three months ended June 30, 2020 were $2.2 million compared to $4.3 million for the three months ended June 30, 2019, a decrease of $2.1 million or 48%. The decrease was driven by AXP disposable sales, which declined from 1,403 cases sold in the quarter ended June 30, 2019 to 372 cases sold in the quarter ended June 30, 2020. The COVID-19 pandemic has had a significant impact on the cord blood industry, with fewer cord blood units being stored globally after the start of the pandemic. Additionally, with many countries and states on lockdown, some customers opted to consume their existing safety stock in lieu of placing new orders during the current quarter. The Company currently expects AXP disposable sales to increase back to their prior levels after the pandemic is over. Also contributing to the decrease was BioArchive® device sales, as one device was sold in the quarter ended June 30, 2019 as opposed to no devices sold in the current quarter. Offsetting these decreases was an increase of $0.5 million in CAR-TXpress™ sales due to the distributor for this product line, Corning Incorporated, adding CAR-TXpress to its suite of products and beginning sales to their customers in the quarter ended June 30, 2020. Other revenue also increased by $267,000, driven by approximately $200,000 for COVID-19 testing kits.

Gross profit. Gross profit (loss) was $(2.6) million or (117)% of net revenues for the three months ended June 30, 2020 compared to $2.0 million or 45% of net revenues for the three months ended June 30, 2019, a decrease of $4.6 million. The loss was driven by an inventory reserve of approximately $3.6 million for the remaining on hand inventory of COVID-19 testing kits from ImmuneCyte recognized during the quarter ended June 30, 2020. Additionally, the quarter ended June 30, 2020 had 1,031 fewer cases of AXP disposables sold as compared to the same period in 2019. This resulted in approximately $1.0 million less in gross profit from AXP disposables. There was also a reduction in gross profit of approximately $75,000 due to no BioArchive devices being sold in the quarter ended June 30, 2020. The reduction in gross profit was offset by an increase in gross profit of approximately $225,000 due to increased CAR-TXpress sales in the quarter ended June 30, 2020 as compared to the same period in 2019.

Sales and marketing expenses. For the three months ended June 30, 2020 sales and marketing expenses were $442,000 compared to $384,000 for the three months ended June 30, 2019, an increase of $58,000 or 15%. The increase was driven by expenses related to the Company’s short-term incentive program.

Research and development expenses. Research and development expenses were $578,000 for the three months ended June 30, 2020 compared to $611,000 for the three months ended June 30, 2019, a decrease of $33,000 or 5%. The decrease was driven by development expenses for the Company’s BACS technology of approximately $100,000 which were incurred in the three months ended June 30, 2019. Those expenses were offset by increases of approximately $35,000 in development costs related to the COVID-19 cartridge reader and approximately $30,000 in expenses for the Company’s short-term incentive program which were incurred in the three months ended June 30, 2020.

General and administrative expenses. General and administrative expenses for the three months ended June 30, 2020 were $1.5 million, compared to $1.2 million for the three months ended June 30, 2019, an increase of $0.3 million or 26%. The increase is due to approximately $200,000 more for stock compensation expense in the quarter ended June 30, 2020, related to stock options granted to the Board and Company Executives during the current quarter; and approximately $100,000 in accrued expenses related to the Company’s short-term incentive program.

Interest expense. Interest expense for the three months ended June 30, 2020 was $1.3 million, as compared $1.2 million for the three months ended June 30, 2019, an increase of $103,000. The increase was driven by additional interest expense and amortization of the debt discount related to the Revolving Credit Agreement with Boyalife Asset Holding II, Inc.

Net loss. For the quarter ended June 30, 2020, the Company reported a comprehensive loss attributable to common stockholders of $6.4 million, or $(1.02) per share, based on 6,315,566 weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $1.3 million, or $(0.47) per share, based on 2,784,776 weighted average basic and diluted common shares outstanding for the quarter ended June 30, 2019.

Adjusted EBITDA. In addition to the results reported under US GAAP, the Company also uses a non-GAAP measure to evaluate operating performance and to facilitate the comparison of its historical results and trends. The Company uses the metric to determine operational cash flow. Adjusted EBITDA loss for the quarter ended June 30, 2020 was $4.7 million, as compared to an Adjusted EBITDA of $53,000 for the quarter ended June 30, 2019, a decrease of $4.7 million. The adjusted EBITDA decrease was primarily due to the $4.6 million decrease in gross profit in the quarter ended June 30, 2020 as compared to the same quarter in 2019, as well as approximately $175,000 more in expenses related to the Company’s short-term incentive program. A reconciliation of adjusted EBITDA loss to net loss is set forth below.

At June 30, 2020, the Company had cash and cash equivalents totaling $7.0 million, compared with $3.2 million at December 31, 2019. Working capital improved to $8.0 million at June 30, 2020 as compared to $3.2 million at December 31, 2019.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PT/4:30 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A webcast replay will be available on ThermoGenesis’ website for three months by visiting the Investor page of the Company’s website at www.thermogenesis.com.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally-closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’ Form 10-K for the year ended December 31, 2019.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,984,000	$3,157,000
Restricted cash	--	1,000,000
Accounts receivable, net	1,654,000	1,278,000
Inventories, net	5,189,000	3,824,000
Prepaid expenses and other current assets	837,000	602,000

Total current assets	14,664,000	9,861,000

Equipment and leasehold improvements, net	1,657,000	2,028,000
Right-of-use operating lease assets, net	797,000	859,000
Goodwill	781,000	781,000
Intangible assets, net	1,406,000	1,467,000
Other assets	48,000	218,000

Total assets	$19,353,000	$15,214,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,236,000	$1,447,000
Other current liabilities	3,369,000	5,238,000

Total current liabilities	6,605,000	6,685,000

Long-term liabilities	7,418,000	7,613,000

ThermoGenesis Holdings, Inc. stockholders' equity	5,014,000	386,000

Noncontrolling interests	316,000	530,000

Total liabilities and equity	$19,353,000	$15,214,000

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30
	2020	2019	2020	2019
Net revenues	$2,242,000	$4,305,000	$5,442,000	$7,268,000

Cost of revenues	4,874,000	2,354,000	6,582,000	4,057,000

Gross profit (loss)	(2,632,000)	1,951,000	(1,140,000)	3,211,000

Expenses:
Sales and marketing	442,000	384,000	886,000	725,000

Research and development	578,000	611,000	1,187,000	1,175,000

General and administration	1,536,000	1,218,000	3,184,000	2,478,000

Total operating expenses	2,556,000	2,213,000	5,257,000	4,378,000

Loss from operations	(5,188,000)	(262,000)	(6,397,000)	(1,167,000)

Interest expense	(1,314,000)	(1,211,000)	(4,845,000)	(2,343,000)
Other income (expenses)	(8,000)	(2,000)	2,000	(11,000)
Loss on equity method investments	--	--	(13,000)	--

Total other expense	(1,322,000)	(1,213,000)	(4,856,000)	(2,354,000)

Net loss	(6,510,000)	(1,475,000)	(11,253,000)	(3,521,000)

Loss attributable to noncontrolling interests	(73,000)	(178,000)	(214,000)	(354,000)

Net loss attributable to common stockholders	$(6,437,000)	$(1,297,000)	$(11,039,000)	$(3,167,000)

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net cash used in operating activities	$(8,953,000)	$(2,911,000)

Cash flows from investing activities:
Capital expenditures	(23,000)	(142,000)
Cash flows from financing activities:
Proceeds from convertible promissory note-related party	4,287,000	1,513,000
Payments on finance lease obligations	(22,000)	(15,000)
Proceeds from issuance of common stock, net of expenses	5,214,000	756,000
Proceeds from the exercise of options, warrants and pre-funded warrants	1,683,000	23,000
Proceeds from long-term debt	--	800,000
Proceeds from note payable	646,000	--

Net cash provided by financing activities	11,808,000	3,077,000

Effects of foreign currency rate changes on cash and cash equivalents	(5,000)	--
Net increase (decrease) in cash, cash equivalents and restricted cash	2,827,000	24,000

Cash, cash equivalents and restricted cash at beginning of period	4,157,000	3,400,000
Cash, cash equivalents and restricted cash at end of period	$6,984,000	$3,424,000

ThermoGenesis Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(6,510,000)	$(1,475,000)	$(11,253,000)	$(3,521,000)

Deduct:
Interest expense	(1,314,000)	(1,211,000)	(4,845,000)	(2,343,000)
Other income (expense)	(8,000)	(2,000)	2,000	(11,000)
Loss on equity method investments	--	--	(13,000)	--

Loss from operations	$(5,188,000)	$(262,000)	$(6,397,000)	$(1,167,000)

Add:
Depreciation and amortization	193,000	190,000	392,000	402,000
Stock-based compensation expense	314,000	125,000	381,000	206,000
Adjusted EBITDA	$(4,681,000)	$53,000	$(5,624,000)	$(559,000)

The Company defines adjusted EBITDA as income (or loss) from operations less, depreciation, amortization, stock compensation and impairment of intangible assets.